EXHIBIT 99.2

                  SECOND AMENDED AND RESTATED VOTING AGREEMENT


     SECOND AMENDED AND RESTATED VOTING AGREEMENT, dated as of this 10th day of April, 2006 ("Agreement"), among each of the persons listed under the caption "RAM Group" on Exhibit A attached hereto (the "RAM Group"), each of the persons listed under the caption "Founders Group" on Exhibit A attached hereto (the "Founders Group") and Tremisis Energy Acquisition Corporation, a Delaware corporation ("Tremisis"). Each of the RAM Group and the Founders Group is sometimes referred to herein as a "Group". For purposes of this Agreement, each person who is a member of either the RAM Group or the Founders Group is referred to herein individually as a "Stockholder" and collectively as the "Stockholders".

     WHEREAS, as of October 20, 2005, each of Tremisis, RAM Energy, Inc. (the "Company"), a Delaware corporation, RAM Acquisition, Inc. ("Merger Sub"), a Delaware corporation, and the Stockholders who are members of the RAM Group entered into an Agreement and Plan of Merger (as amended by Amendment thereto dated November 11, 2005, the "Merger Agreement") that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Tremisis (the "Merger");

     WHEREAS, as of the date hereof, each Stockholder who is a member of the Founders Group owns beneficially and of record shares of common stock of Tremisis, par value $0.0001 per share ("Tremisis Common Stock"), as set forth opposite such stockholder's name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, at the Effective Time, all shares of Company Common Stock beneficially owned by each Stockholder who is a member of the RAM Group shall be converted into the right to receive and shall be exchanged for his, her or its pro rata portion of the cash and shares of Tremisis Common Stock to be issued to the Company's security holders as consideration in the Merger;

     WHEREAS, as a condition to the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement; and

     WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                         VOTING OF SHARES FOR DIRECTORS

     SECTION 1.01 Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the Shares of Tremisis Common Stock he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of Tremisis:

     (a) Three (3) persons, (i) two (2) of whom shall at all times be "independent directors," within the meaning of the NASDAQ rules, and (ii) all of whom shall be designees of the RAM Group; with one (1) of such designees to stand for election in 2007("Class A Director"), who shall initially be Larry E. Lee; one (1) of such designees to stand for election in 2008("Class B Director"), who shall initially be Gerald R. Marshall; and one (1) of such designees to stand for election 2009 ("Class C Director"), who shall initially be John M. Reardon (collectively, the "RAM Directors"); and

(b) One (1) person who shall be an "independent director" within the meaning of the NASDAQ rules and who shall be the designee of the Founders Group, which designee initially shall be Sean P. Lane, who shall be elected as a Class A Director (the "Founders Director," and together with RAM Directors, the "Director Designees").

     Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party's execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

     Any Director Designee may be removed from the Board of Directors in the manner allowed by law and Tremisis's governing documents except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

     SECTION 1.02 Vote in Favor of Stock Option Plan. During the term of this Agreement, each Stockholder agrees to vote the Shares of Tremisis Common Stock he, she or it now owns, or hereafter acquires prior to the termination of this Agreement, in favor of the adoption of the Parent Plan (as defined in the Merger Agreement).

     SECTION 1.03 Obligations of Tremisis. Tremisis shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Tremisis Board of Directors to be comprised of four (4) members and to enable the election to the Board of Directors of the Director Designees.

     SECTION 1.04 Term of Agreement. The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of Tremisis that will be held in 2008.

     SECTION 1.05 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of Tremisis from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of Tremisis and shall not apply to his or her actions, judgments or decisions as a director or officer of Tremisis if he or she is such a director or officer.

     SECTION 1.06 Transfer of Shares. If a member of the RAM Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement dated October 20, 2005, executed by such member, or if a member of the Founders Group desires to transfer his or its shares to a permitted transferee pursuant to the Escrow Agreement dated as of May 12, 2004, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES;
                          COVENANTS OF THE STOCKHOLDERS

     Each Stockholder hereby severally represents warrants and covenants as follows:

     SECTION 2.01 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Tremisis and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     SECTION 2.02 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

     (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

     SECTION 2.03 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Merger, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

                                  ARTICLE III
                               GENERAL PROVISIONS

     SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

     (a) If to Tremisis:

         Tremisis Energy Acquisition Corporation
         1775 Broadway, Suite 604
         New York, New York 10019
         Attention:  Lawrence S. Coben
         Telecopy No.:  212-253-4047

         with a mandatory copy to

         Graubard Miller
         405 Lexington Avenue
         New York, NY 10174-1901
         Attention:  David Alan Miller, Esq.
         Telecopy No.:  212-818-8881

     (b) If to any Stockholder, to the address set forth opposite his, her or its name on Exhibit A.

     SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 3.04 Entire Agreement. This Second Amended and Restated Voting Agreement amends and replaces in its entirety the Amended and Restated Voting Agreement dated November 28, 2005 among the parties. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

     SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts executed in and to be performed in that State.

     SECTION 3.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.

     SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 3.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

     SECTION 3.11 Merger Agreement. All references to the Merger Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TREMISIS ENERGY ACQUISITION CORPORATION

By:          /s/ Lawrence S. Coben
      Name:  Lawrence S. Coben
      Title:  Chairman and CEO


STOCKHOLDERS:

The Founders Group:

/s/ Lawrence S. Coben
Lawrence S. Coben

/s/ Isaac Kier
Isaac Kier


The RAM Group:

DANISH KNIGHTS, A LIMITED PARTNERSHIP
a Texas limited partnership
By: Dannebrog Corporation., a Texas corporation,
General Partner

By:       /s/ Britani Talley Bowman
    Name: Britani Talley Bowman
    Title:  President


/s/ Larry E. Lee
Larry E. Lee


/s/ C. David Stinson
C. David Stinson

                                    EXHIBIT A

                                  STOCKHOLDERS

The Founders Group:

   Name and Address                               Number of Shares
   ----------------                               ----------------

Lawrence S. Coben                                     1,008,334
1775 Broadway, Suite 604
New York, N.Y. 10019

Isaac Kier                                              183,334
1775 Broadway, Suite 604
New York, N.Y. 10019

The RAM Group:

   Name and Address
   ----------------

Danish Knights, A Limited Partnership
c/o Britani Talley Bowman
3155 E. 86th Street
Tulsa, OK 74137

Larry E. Lee
5100 E. Skelly Drive, Suite 650
Tulsa, OK 74135

C. David Stinson
211 North Robinson, 10th Floor
Oklahoma City, OK 73102-7103